Exhibit 10.17

Amendments to Compensation for Named Executive Officers

Management Incentive Plan

The Management and Compensation Committee of the Board of Directors (the “Committee”) has approved awards under the Company’s Management Incentive Plan for 2004 as follows: Mr. Faraci ($1,415,200), Mr. Amen ($782,000), Mr. Liddell ($495,100) and Ms. Smith ($430,300). In addition, the Committee has set performance objectives for the Management Incentive Plan for 2005, which include both financial metrics (based on the Company’s return on investment (“ROI”) compared to its budget, and ROI compared to its peer group), and company-wide performance measures in relation to three drivers: customers, operational excellence and people (diversity and engagement).

Performance Share Plan

Awards made under the Company’s Performance Share Plan, which is included in the Amended and Restated Long-Term Incentive Compensation Plan (filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K), are measured based on the Company’s acheivement of ROI to peers and total shareholder return (“TSR”) to peers. The Committee determined that, beginning in 2004, awards for certain members of senior management (including the named executive officers), would be equally weighted between ROI to peers and TSR to peers.

Base Salaries

In March 2005, the Committee conducted its annual review of senior management’s base salaries to make adjustments, as necessary, to recognize individual performance against objectives, promotions and competitive compensation levels. The Committee evaluates the competitiveness of its compensation by benchmarking data from a group of companies, including three in the forest products and paper industry and 18 from a select group of large industrial companies (the “comparator group”). As a result of that review, the Committee and the Board approved an increase in the salaries of the Company’s named executive officers to the following, effective April 1, 2005: Mr. Faraci ($1,125,000), Mr. Amen ($809,750), Mr. Liddell ($530,950) and Ms. Smith ($496,613). The adjustment to Mr. Faraci’s salary was made in recognition of both his performance against objectives as Chairman and CEO, as well as competitive market salary levels. Mr. Faraci’s adjusted base salary was determined to be approximately 87.5% of the average of the comparator group’s CEOs.